SPY Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE FIRST HALF AND SECOND QUARTER 2015

SPY Inc. Total Company First Half Net Sales Reported as $17.3 million

For Immediate Release: August 11, 2015

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three and six months ended June 30, 2015.

First half sales were $17.3 million in 2015, a decrease of 0.7% or $0.1 million less than in the first half of 2014. Sales included higher closeout sales of $1.8 million in 2015, compared to $0.8 million in 2014. The decrease in our net sales was primarily driven by a key retailer holding lower levels of inventory relative to last year, as well as lower sales of our prescription frame products. Gross profit as a percentage of net sales was 52.3% for the six months ended June 30, 2015, compared to 53.7% for the six months ended June 30, 2014.

Second quarter sales were $8.1 million in 2015, a decrease of 0.8% or $0.1 million less than in the same period in 2014. The decrease in our net sales was primarily driven by lower sales of our goggles and prescription frame product lines, partially offset by higher sales of closeout products, particularly sunglasses. Gross profit as a percentage of net sales was 49.5% for the quarter ended June 30, 2015, compared to 55.5% for the same period in 2014.

“We are disappointed with our overall results this second quarter as we set the bar high and expect gains in revenue and market share every quarter despite any external pressures,” said Michael Marckx, President and CEO. “That said, if you exclude the areas most impacted by the very negative exchange rate changes, our business would have experienced top line growth in the second quarter. Despite the challenges we faced, we were able to achieve double digit year over year gains in the areas that we identified as key initiatives necessary to position our business for future growth. Those areas include growth in the Rx frame and Sporting Goods channels, sunglasses that are ANSI certified, our premium sub-brand Crosstown, our e-commerce channel and in Women’s sunglasses. We are most excited about the increases in our optical channel and the growth in the pre-orders for our snow business, which we expect will have a very positive bearing on our second half results this year."

Mr. Marckx continued, “For the remainder of 2015, we will continue to focus on our growing e-commerce business, our key accounts in the sporting goods and outdoor channels, the new opportunities through our POWDR and BOYNE resort partnerships, and our expanding optical business. These key initiatives, plus a further expansion of our Happy Lens™ offering, improving our product margins and controlling our expenses will be our laser focus for the remainder of 2015.”

Income from operations was essentially unchanged at $0.2 million in the first half of 2015, compared to the first half of 2014. Total operating expenses in the first half of 2015 were lower by $0.3 million, compared to the first half of 2014, however this savings was offset by higher sales of closeout products at reduced price levels and lower sales of higher margin prescription frames. Cash flow generated by operating activities was $1.3 million in the first half of 2015.

Loss from operations increased by $0.1 million to approximately $43,000 for the second quarter of 2015, compared to income from operations of approximately $0.1 million in the same period in 2014. The $0.1 million increase was primarily due to higher sales of closeout products at reduced priced levels and lower sales of higher margin prescription frames. Additionally, total operating expenses in the second quarter of 2015 were lower by $0.4 million, compared to the same period in 2014.

The Company incurred a net loss of $0.9 million and $1.5 million during the first half of 2015 and 2014, respectively.

The Company incurred a net loss of $0.5 million and $0.7 million during the second quarter of 2015 and 2014, respectively.

The results of our operations for the three months ended June 30, 2015 and 2014 are more fully discussed in our Form 10-Q for the three months ended June 30, 2015, filed with the Securities and Exchange Commission on August 11, 2015.

SPY Inc.:
We have a happy disrespect for the usual way of looking (at life) and the need to SEE HAPPY. It is this mindset that drives us to design, market, and distribute premium products for people who “live” to be outdoors, pushing the boundaries in action sports, motorsports, snow sports, cycling and multi-sports. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. Our principal products—sunglasses, goggles and prescription frames—are marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results. Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash	$420	$351
Accounts receivable, net	5,353	7,171
Inventories, net	7,950	7,697
Prepaid expenses and other current assets	977	796

Total current assets	14,700	16,015
Property and equipment, net	676	509
Intangible assets, net of accumulated amortization of $826 and $818 at June 30, 2015 and December 31, 2014, respectively	28	37
Other long-term assets	10	44

Total assets	$15,414	$16,605

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$5,850	$6,775
Current portion of capital leases	25	73
Current portion of notes payable	28	16
Accounts payable	1,131	1,216
Accrued expenses and other liabilities	4,524	3,910

Total current liabilities	11,558	11,990
Capital leases, less current portion	—	22
Notes payable, less current portion	58	—
Notes payable to stockholders	21,539	21,568

Total liabilities	33,155	33,580
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,431,044 and 13,392,293 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1	1
Additional paid-in capital	46,244	46,043
Accumulated other comprehensive income	409	450
Accumulated deficit	(64,395)	(63,469)

Total stockholders’ deficit	(17,741)	(16,975)

Total liabilities and stockholders’ deficit	$15,414	$16,605

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net sales	$8,122	$8,183	$17,252	$17,376
Cost of sales	4,102	3,641	8,226	8,053

Gross profit	4,020	4,542	9,026	9,323
Operating expenses:
Sales and marketing	2,670	2,726	5,830	5,646
General and administrative	1,115	1,387	2,477	2,871
Shipping and warehousing	115	132	243	272
Research and development	162	196	325	349

Total operating expenses	4,062	4,441	8,875	9,138

Income (Loss) from operations	(42)	101	151	185
Other income (expense):
Interest expense	(491)	(751)	(979)	(1,509)
Foreign currency transaction gain (loss)	14	69	(99)	2
Other (expense)	3	(161)	3	(159)

Total other expense	(474)	(843)	(1,075)	(1,666)

Loss before provision for income taxes	(516)	(742)	(924)	(1,481)
Income tax provision	—	—	2	3

Net loss	$(516)	$(742)	$(926)	$(1,484)

Net loss per share of Common Stock — basic and diluted	$(.04)	$(.06)	$(.07)	$(.11)

Shares used in computing basic and diluted net loss per share	13,431	13,358	13,420	13,292

Other comprehensive income (loss)
Foreign currency translation adjustment	$(111)	$(93)	$467	$(187)
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	117	88	(508)	180

Total other comprehensive income (loss)	6	(5)	(41)	(7)

Comprehensive loss	$(510)	$(747)	$(967)	$(1,491)